Exhibit 4.13 (b)

English translation for information only

EURO DISNEYLAND EN FRANCE – PHASE IA

1 December 2004

Partners’ Advances Agreement dated 26 April 1989

Amended and Restated

Between
Euro Disneyland Participations S.A.
CALYON
BNP PARIBAS
BRED Banque Populaire
Casden – Banques Populaires
Crédit Agricole SA
Caisse Régionale de Crédit Agricole Mutuel d’Ile de France
Caisse Régionale de Crédit Agricole Mutuel de la Brie
Dexia Crédit Local
Natexis Banques Populaires
Kodak Pathé
Société du Louvre
Sofinco
Axa Banque
ABN AMRO
Fortis Banque France
Crédit Foncier de France
Banque Hervet
Compagnie Financière de Rotschild
Société Nancéenne Varin Bernier

And
Euro Disneyland S.N.C.

Agent
CALYON

Legal advisers to the Agent

Slaughter and May
112, avenue Kléber
75116 Paris

Legal advisers to the Borrowers

Freshfields Bruckhaus Deringer

2 - 4, rue Paul Cézanne

75008 Paris

Contents

CLAUSE 1 – DEFINITIONS

CLAUSE 2 – PARTNERS’ OBLIGATIONS

CLAUSE 3 – INTEREST

CLAUSE 4 – LATE INTEREST

CLAUSE 5 – REPAYMENT

CLAUSE 6 – DEFERRED PAYMENT

CLAUSE 7 – SUBORDINATION

CLAUSE 8 – SUBORDINATION OF THE ED S.C.A. LOAN TO THE FIRST RANK ADVANCES AND OF THE SECOND RANK ADVANCES TO THE ED S.C.A. LOAN

CLAUSE 9 – TRANSFER

CLAUSE 10 – PAYMENTS

CLAUSE 11 – UNDERTAKING

CLAUSE 12 – AGENT

CLAUSE 13 – NOTICES - COMMUNICATION

CLAUSE 14 – EFFECTIVE GLOBAL INTEREST RATE

CLAUSE 15 – APPLICABLE LAW – JURISDICTION

SCHEDULE I Partners

BETWEEN:

1.                                       ABN AMRO, whose registered office is at 3 Avenue Hoche, 75008 PARIS,

2.                                       AXA BANQUE, whose registered office is at 33 rue Cambon, 75001 PARIS,

3.                                       BANQUE HERVET, whose registered office is at 1 Place de la Préfecture, 18000 BOURGES,

4.                                       BNP PARIBAS, whose registered office is at 16 Boulevard des Italiens, 75009 PARIS,

5.                                       BRED BANQUE POPULAIRE, whose registered office is at 5 Avenue du Château, 94300 VINCENNES,

6.                                       CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE LA BRIE, whose registered office is at 24 Avenue du Maréchal Foch, 77100 MEAUX,

7.                                       CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL D’ILE DE FRANCE, whose registered office is at 26 Quai de la Rapée, 75012 PARIS,

8.                                       CALYON, whose registered office is at 9 quai du Président Paul Doumer, 92920 Paris La Défense,

9.                                       CASDEN – BANQUES POPULAIRES, whose registered office is at 91 Cours des Roches, Noisiel, 77424 MARNE-LA-VALLEE Cedex 02,

10.                                 COMPAGNIE FINANCIERE DE ROTHSCHILD, whose registered office is at 47 rue du Faubourg Saint-Honoré, 75008 PARIS,

11.                                 CREDIT AGRICOLE SA , whose registered office is at 91–93 Boulevard Pasteur, 75015 PARIS,

12.                                 CREDIT FONCIER DE FRANCE, whose registered office is at 19 rue des Capucines, 75001 PARIS,

13.                                 DEXIA CREDIT LOCAL, whose registered office is at 7-11 Quai André Citroën, B.P. 1002, 75901 PARIS Cedex 15,

14.                                 EURO DISNEYLAND PARTICIPATIONS S.A., whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

15.                                 FORTIS BANQUE FRANCE, whose registered office is at 29, quai de Dion Bouton 92800 Puteaux,

16.                                 KODAK PATHE, whose registered office is at 26, rue Villiot, 75012 PARIS,

17.                                 NATEXIS BANQUES POPULAIRES, whose registered office is at 45 rue Saint-Dominique, 75007 PARIS,

18.                                 SOCIETE DU LOUVRE, whose registered office is at 58 Boulevard Gouvion-Saint-Cyr, 75017 PARIS,

19.                                 SOCIETE NANCEENNE VARIN BERNIER, whose registered office is at 4, place André Maginot 54017 Nancy,

20.                                 SOFINCO, whose registered office is at 27 rue de la Ville l’Evêque, 75008 PARIS,

(hereinafter referred to together as the “Partners” and, individually, a “Partner”)

TOGETHER, OF THE FIRST PART

And

21.                                 EURO DISNEYLAND S.N.C., a French société en nom collectif whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy,

(hereinafter referred to as the “S.N.C.”)

OF THE SECOND PART

And

CALYON, whose registered office is at 9 quai du Président Paul Doumer, 92920 Paris La Défense, en qualité d’Agent,

(hereinafter referred to as the “Agent”)

OF THE THIRD PART

WHEREAS:

(A)                             Pursuant to the Phase IA Advances Amendment and Restatement Agreement dated 1 December 2004, the parties to that agreement agreed (a) to create a consolidated version of the partners’ advances agreement dated 26 April 1989 including the amendments made to it by a supplemental agreement dated 10 August 1994 ; (b) to amend that consolidated version in order to (i) remove from the text all provisions which have solely historical significance, to remove certain obsolete references, and (ii) to apply the Memorandum of Agreement; and (c) to restate all provisions of the partners’ advances agreement of 26 April 1989 which have not been amended at all, in the terms of the amended and restated agreement set out as a schedule to that agreement.

(B)                          This amended and restated Agreement constitutes the schedule referred to in paragraph (A) above.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

CLAUSE 1 – DEFINITIONS

For the application and interpretation of this Agreement and its Schedules, except where the context otherwise requires, the expressions defined in the Common Agreement or in the Covenants shall have the meanings attributed to them therein and, in addition to the terms defined in the description of the parties, the following expressions have the following meanings:

“Advances” means the amount of principal not repaid from the advances made by each of the Partners in the application of this Agreement;

“Available Cashflow” means, on any date, the difference between (i) the available cash of the S.N.C. increased by the undrawn balance available for drawing under the Bank Loans and the CDC Loan Agreements or any other loan supplementing or substituting the Bank Loans or the CDC Loan Agreements and (ii) the amounts payable on such date with respect to the Senior Debt.  For the interpretation of (ii) above, any prepayment, cancellation or non-renewal decided by the S.N.C. under the Bank Loans, the CDC Loan Agreements or any other loan supplementing or substituting the Bank Loans or the CDC Loan Agreements shall not be considered as an amount payable under the Senior Debt;

“Balance of Repayment” has the meaning given to it in Clause 5 (Repayment);

“Bank Loans” means the loan commitments granted to the S.N.C. and the S.C.A. by a group of French and foreign banks and financial institutions for an amount of principal of €273,488,244.34 at the Restatement Date, under the terms of the Phase IA Credit Agreement;

“Business Day” means every day on which banks are open for business in Paris;

“Cashflow Available after Advances” means, on any date, the difference between (i) the Available Cashflow and (ii) the amounts payable on the aforementioned date under the First Rank Advances including the amounts due under the First Rank Advances the payment of which has been deferred pursuant to Clause 6 (Deferred Payment) of this Agreement, increased to the extent that the First Rank Advances have not been entirely repaid, of the non-amortised part from the advance payment in respect of rent of € 45,734,705 (300 millions French Francs) paid to the S.N.C. under the Crédit-Bail Agreement and of the supplementary lease payments provided for in Clause 16 (A) (b) of the Crédit-Bail Agreement paid to the S.N.C.;

“Common Agreement” means the agreement dated 10 August 1994 between Euro Disney S.C.A., acting in its name and in the name of and on behalf of its subsidiaries, EDL Hôtels S.C.A., acting in its name and in the name of and on behalf of its subsidiaries, Euro Disneyland S.N.C., the S.N.C. Hotel Companies, Phase IA Banks, the CDC, the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders, as amended and restated in accordance with the Common Agreement Amendment and Restatement;

“Common Agreement Amendment and Restatement” means the agreement dated 1 December 2004 amending and restating the Common Agreement;

“Crédit-Bail Agreement” means the lease (crédit-bail) agreement relating to certain Phase IA assets entered into on 30 June 1994 between the Financing Company as lessor and Euro Disney Associés SNC as lessee, as amended by supplemental agreements of 27 September 1994, 5 December 1994, 29 december 1994 and 30 January 1995;

“Disney Undertaking” means the letters from TWDC substantially in the forms set out in schedules 19, 20, 21 and 22 to the Phase IA Credit Amendment and Restatement Agreement;

“ED S.C.A. Loan” means the loan agreement between Euro Disney S.C.A. as lender and the S.N.C. as borrower dated 10 August 1994 as amended by supplemental agreement n°1 dated 30 September 1999;

“EURIBOR” means (i) the rate per annum, determined by the European Union Banking Federation and published electronically by Telerate (at the Restatement Date, on Screen 248), on the second TARGET Day preceding the first day of the relevant Interest Period, at which Euro deposits are offered on the European interbank market at 11 a.m. (Brussels time) on such TARGET Day for a period comparable to such Interest Period and (ii) in respect of any Interest Period for which no rate is published on such TARGET Day as aforesaid, the rate per annum determined by the Agent on the basis of rates notified by the EURIBOR Reference Banks, as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one per cent (1/16%)) of the rates per annum at which, at or about 11 a.m. (Brussels time) two TARGET Days before the beginning of the relevant Interest Period, Euro deposits are offered to them by the prime banks for a period comparable to such Interest Period and for an amount comparable to the relevant amount in the European interbank market;

“Euro” or “€” means the single currency adopted as legal tender by member States of the European Union in accordance with legislation of the European Union relating to Economic and Monetary Union ;

“First Rank Advances” means the Advances of an amount of principal of €228,673,525.86 on the Restatement Date, to which the ED S.C.A. Loan and the Second Rank Advances are subordinated;

“Interest Payment Date” means 15 January, 15 April, 15 July and 15 October of each year, or if one of those dates is not a Business Day, the first Business Day following the relevant date;

“Manager” means the Management Company of Euro Disneyland SA, whose registered office is at Immeubles Administratifs, Route Nationale 34, 77700 Chessy, or any of its successors appointed to the position of manager under the statuts of the S.N.C.;

“Payment in Respect of Advances” has the meaning given to it in Clause 7 (Subordination) ;

“Phase IA Advances Amendment and Restatement Agreement” means the agreement dated 1 December 2004 amending and restating the Agreeement.

“Phase IA Credit Amendment and Restatement Agreement” means the agreement dated 1 December 2004 amending and restating the Phase IA Credit Agreement;

“Principal Creditor – Principal Creditors” has the meaning given to it in Clause 7 (Subordination);

“Reference Banks” means each of the following entities, namely CALYON, BNP PARIBAS and Crédit Agricole SA;

“Repayment Date” means 15 January, 15 April, 15 July and 15 October or, if one of those dates is not a Business Day, the first Business Day following the relevant date, of each of the years included in the Repayment Period;

“Repayment Period” means the period between the 1 January following the accounting period in which the S.N.C. has Taxable Income for the first time and the date on which all Advances have been repaid;

“Restatement Date” means the date on which all conditions precedent specified in Clause 3  (Conditions precedent) of the Common Agreement Amendment and Restatement and which have not been waived by the Agent are satisfied;

“Second Rank Advances” means the Advances of an amount of principal of € 76,224,508.62 on the Restatement Date, which are subordinated to the Senior Debt, the First Rank Advances and the ED S.C.A. Loan;

“Senior Debt” means the amounts in principal, applicable premiums, interest and all other amounts due under:

(a)                          indebtedness of the S.N.C. under the Phase IA Credit Agreement ;

(b)                         indebtedness of the S.N.C. under the CDC Loan Agreements ;

(c)                          all other indebtedness of the S.N.C. (including third party indebtedness guaranteed by the S.N.C.) other than the Advances and the ED S.C.A. Loan, whether such indebtedness exists at the date of signature of this Agreement or is created or contracted for hereafter provided that such indebtedness is (i) in respect of money borrowed or (ii) evidenced by a note or similar instrument issued on the acquisition of property or assets of whatever nature ;

(d)                         obligations of the S.N.C. under interest rate swaps or similar contracts ;

(e)                          obligations of the S.N.C. under arbitrage transactions on foreign currency or currency swap agreements entered into in respect of any such indebtedness or obligation ; and

(f)                            supplemental agreements, renewals, extensions, amendments and refinancings of such indebtedness or obligations unless it is provided in the instrument creating or evidencing that indebtedness or those obligations, or under which that indebtedness or those obligations exist, that that indebtedness or those obligations are not to be paid in priority to the Advances ;

“TARGET Day” means every whole day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro ;

“Taxable Income” means the income which is subject to corporate tax, as such income is reported in the financial statements of the S.N.C. approved by its statutory auditors, after recognition of deferred depreciation, or depreciation deemed to be deferred, if any.

CLAUSE 2 – PARTNERS’ OBLIGATIONS

Every Partner participates in the Advances in the amounts set out in Schedule 1.

On the Restatement Date, the total amount of Advances is € 304,898,034.47.

The obligations of each Partner arising from this Agreement shall be distinct from the obligations of the other Partners and the Partners shall not be jointly liable.

None of the provisions of this Agreement, including the definitions set out in Clause 1 (Definitions) above, shall be considered as broadening, in any manner whatsoever, the corporate purposes of the S.N.C. or as amending the provisions of its statuts relating to the powers of the Manager of the S.N.C.

CLAUSE 3 – INTEREST

The interest rate applicable to the Advances shall be equal to three percent (3%) per annum.

Subject to the provisions of Clause 7 (Subordination) of this Agreement, on each Interest Payment Date, the S.N.C. shall, in accordance with the provisions of Clause 10 (Payments) of this Agreement, pay to the Partners the accrued interest on the amount of each of the Advances.

The interest payable pursuant to this Agreement shall be calculated by the Agent according to the exact number of days which have elapsed on the basis of a year having 360 days with 12 months of 30 days each.

CLAUSE 4 –DEFAULT INTEREST

In the event of a failure by the S.N.C. to make any payment of principal due on an Advance pursuant to this Agreement, or which would have been due and payable in the absence of the provisions of Clause 7 (Subordination) of this Agreement on a Repayment Date, the S.N.C. shall pay interest on the amount unpaid from such Repayment Date until the date of effective payment of such amount, from the day when the payment should have been made for an initial period of three months, then for successive periods of three months at three-month EURIBOR determined at 11 a.m. (Paris time) on the last day of each of these periods, increased by one percent (1%) per annum.

The amount of interest remaining unpaid at the end of a period of twelve (12) months after its due date shall be capitalised and shall itself bear interest at three-month EURIBOR increased by one percent (1%) per annum.

The Agent shall calculate the amount of interest due pursuant to this clause and shall notify the S.N.C. and the Partners of such amount.

CLAUSE 5 – REPAYMENT

5.1                              Subject to the provisions of clauses 6 (Deferred Payment), 7 (Subordination) and 8 (Subordination of the ED S.C.A. Loan to the First Rank Advances and of the Second Rank Advances to the ED S.C.A Loan) of this Agreement, the Advances will be repaid on every Repayment Date during the Repayment Period.

The amount of each repayment of the Advances, for each of the years of the Repayment Period, will be calculated according to the Taxable Income of the S.N.C. in the following manner, and the corresponding repayment will be made on the relevant Repayment Date :

(A)                              on 15 January of each year (n), an amount equal to one-quarter (1/4) of the Taxable Income of the S.N.C. for the year (n – 2), multiplied by the corporate tax rate applicable during the year (n – 1);

(B)                                on 15 April of each year (n), an amount equal to one-quarter (1/4) of the Taxable Income of the S.N.C. for the year (n-1), multiplied by the corporate tax rate applicable during the year (n), increased, should the occasion arise, by an amount corresponding to the balance (the “Balance of Repayment”) equal to the difference between, on the one hand, the product of the Taxable Income of the S.N.C. for the year (n – 1) and the corporate tax rate applicable in the year (n – 1) and, on the other hand, the amount of the possible repayments made (with the exception of the Balance of Repayment of 15 April) on 15 April, 15 July and 15 October of the year (n – 1) and on 15 January of the year (n); if the application of this formula yields a negative amount, no repayment will be made and the absolute value of that amount will be deducted from the following repayments;

(C)                                on 15 July and 15 October of each year (n), an amount equal to one-quarter (1/4) of the Taxable Income of the S.N.C. for the year (n – 1) multiplied by the corporate tax rate applicable during the year (n).

The Agent shall calculate the amounts to be repaid by applying the foregoing provisions and shall communicate those amounts to the S.N.C. and to each of the Partners five (5) Business Days before each of the relevant Repayment Dates.

5.2                              The repayments will be applied firstly to the First Rank Advances and then to the Second Rank Advances.

CLAUSE 6 – DEFERRED PAYMENT

6.1                              As long as all debt contracted by the S.N.C. in the form of Bank Loans and the CDC Loan Agreements has not been repaid, if, on a Repayment Date, the amount of the Available Cashflow of the S.N.C. is less than the amount of the repayments of Advances to be made pursuant to Clause 5 (Repayment), the amount of repayments shall be reduced accordingly and postponed under the conditions provided for in sub-clause 6.2 below.

6.2                              The repayment of the portion remaining to be repaid shall be deferred to the next Repayment Date, and the amount carried forward shall bear interest, at EURIBOR, determined at 11 a.m. (Paris time) on the day on which repayment of such amount should have been made for an initial period of three months, then for each successive three-month period, at three-month EURIBOR, determined at 11 a.m. (Paris time) on the last day of each of those periods, increased by one percent (1%) per annum.

6.3                              The S.N.C. shall inform the Agent of each deferred payment pursuant to the foregoing provisions at least fifteen (15) Business Days prior to the Repayment Date in question.  The Agent shall inform the Partners of the deferred payment and of the amount so deferred.

In the event of dispute, the S.N.C. shall provide the Agent, upon the Agent’s request, with a certificate from its statutory auditors attesting to the amount of Available Cashflow on each Repayment Date.

CLAUSE 7 – SUBORDINATION

7.1                              Each of the Partners agrees that the indebtedness evidenced by the Advances and all payments to be made by the S.N.C. in respect of the Advances (the “Payments in Respect of Advances”) are hereby entirely subordinated, within the limits and in the cases provided for in sub-clauses 7.2 and 7.3 below, to the Senior Debt, and that such subordination is for the benefit of all creditors of the S.N.C. under the Senior Debt (the “Principal Creditor” or the “Principal Creditors”).

7.2                              Upon any distribution of assets of the S.N.C. of any kind or character, whether in cash, property or securities, upon any dissolution or liquidation of the S.N.C., whether voluntary or involuntary or under any procedure collective, insolvabilité, redressement judiciaire, liquidation judiciaire or any other proceedings having the same effect with respect to the S.N.C., all payments under the Senior Debt (including, to the extent permitted by law, payments of interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) shall be paid in cash, or in any other form satisfactory to the relevant Principal Creditors, before any of the Partners shall be entitled to receive any Payment in Respect of Advances.

Before any Payment in Respect of Advances shall be made by the S.N.C., upon any such dissolution or winding up or liquidation, any payment or distribution of assets or of securities of the S.N.C., of any kind or character, to which the Partners would be entitled pursuant to the Advances, except for the provisions of this clause, shall be made by the S.N.C., by any receiver (administrateur judiciaire), liquidator (liquidateur), or any other person responsible for making such payments or distributions, shall be made directly to the Principal Creditors or to their representatives to the extent necessary to make all payments under the Senior Debt in full, after taking into account any concurrent payments or distributions from which the Principal Creditors benefit under the Senior Debt.

7.3                              Upon the maturity of any Senior Debt, regardless of the cause of such maturity (including the original date of maturity or upon an event of default) all payments due under such Senior Debt shall be paid before any Payment in Respect of Advances is made by the S.N.C. or any person acting on behalf of the S.N.C.

As a result thereof, in the event that, on the due date of a Payment in Respect of Advances, the S.N.C. is in default on the payment of an amount due under the Senior Debt, such Payment in Respect of Advances shall not be made prior to the payment by the S.N.C. of any amount then due under the Senior Debt.

Upon the happening of an event of default under any Senior Debt, as defined in the terms of such Senior Debt, permitting a or the Principal Creditor(s) to accelerate the maturity thereof, and, if the event of default is other than a default in payment relating to that Senior Debt, upon written notice thereof given to the S.N.C. by a or the Principal Creditor(s) or their representatives, then, unless and until such event of default shall have been cured or waived by the relevant Principal Creditors or shall have ceased to exist, no direct or indirect Payment in Respect of Advances by or for the account of the S.N.C. or any person acting on behalf of the S.N.C. whether pursuant to the terms of this Agreement or otherwise shall be made.

7.4                              The present clause defines the respective rights of the Partners and the Principal Creditors.  Nothing in this Agreement shall:

(A)                              affect, as among the S.N.C., its creditors other than the Principal Creditors and the Partners, the obligations of the S.N.C. to make all Payments in Respect of Advances in accordance with the terms of this Agreement; nor

(B)                                affect the respective rights of the Partners and of creditors against the S.N.C. other than the Principal Creditors.

7.5                              No act or failure to act by the S.N.C., or any failure by it to comply with this Agreement, or any act or failure to act in good faith, by a Principal Creditor, will affect the right of that Principal Creditor to enforce the subordination of the indebtedness resulting from the granting of the Advances.

Without in any way limiting the generality of the foregoing paragraph, the Principal Creditors may, at any time, without the consent of or any notice to the Partners, and without incurring the responsibility of the Partners and without affecting or cancelling the subordination provided in the clause or the obligations of the Partners under this Agreement towards the Principal Creditors, do any one or more of the following:

(A)                              change the manner, place or conditions of payment or extend the time for payment of, or renew or amend a Senior Debt, or otherwise amend or supplement in any other manner a Senior Debt or any instrument evidencing the same, or any agreement by virtue of which that Senior Debt exists;

(B)                                sell, exchange, make re-available or negotiate or otherwise deal with any pledged, mortgaged or otherwise secured asset securing Senior Debt;

(C)                                release any person liable in any manner for the collection of Senior Debt; and

(D)                               exercise or refrain from exercising any rights against the S.N.C. or any other person.

7.6                              Each of the Partners agrees that the provisions of the present clause are an inducement and consideration to each Principal Creditor to acquire or to retain Senior Debt, whether now existing or hereafter created.  Each Principal Creditor shall be treated as having relied on these provisions to acquire or retain Senior Debt, whether now existing or hereafter created.

CLAUSE 8 – SUBORDINATION OF THE ED S.C.A. LOAN TO THE FIRST RANK ADVANCES AND OF THE SECOND RANK ADVANCES TO THE ED S.C.A. LOAN

The ED S.C.A. Loan does not constitute a Senior Debt of the S.N.C.

The payment of all sums due and payable in principal, interest, expenses and ancillary costs under the ED S.C.A. Loan is subordinated to the prior payment of all sums due and payable under the Senior Debt, then under the First Rank Advances (including all amounts due under the First Rank Advances and whose payment shall have been deferred pursuant to clause 6 (Deferred Payment) of this Agreement).

The provisions of the ED S.C.A. Loan may only be amended by the parties with the prior consent of the Partners.

If, on the due date of an amount due under the ED S.C.A. Loan, the Cashflow Available After Advances of the S.N.C. are not sufficient to allow the full payment of this amount, such amount shall be reduced accordingly and the payment of the unpaid portion shall be deferred until the next interest due date (if it is a question of interest) or for three months (if it is a question of principal), as long as the Cashflow Available After Advances is sufficient to allow the payment, failing which the unpaid amounts shall once again be deferred as indicated above.

The First Rank Advances shall remain subordinated to the Senior Debt under the conditions stipulated in clause 7 (Subordination) of this Agreement.

The Second Rank Advances are subordinated to the Senior Debt, to the First Rank Advances and to the ED S.C.A. Loan (including the amounts due under the ED S.C.A. Loan whose payment has been deferred as indicated above), the conditions of this subordination being those stipulated in clause 7 (Subordination) of this Agreement; the repayment of the Second Rank Advances shall, where appropriate, be deferred under the conditions stipulated in clause 6 (Report) of this Agreement.

CLAUSE 9 – TRANSFER

Each Partner shall be entitled to assign or otherwise transfer all or part of its participation in the S.N.C. and its rights and obligations under this Agreement, subject to the conditions set out in Article 11 of the statuts of the S.N.C.

If a Partner wishes to assign or transfer all or part of its rights and obligations as provided for above to a third party, they shall deliver to the Manager of the S.N.C., with a copy to the Agent, a contract signed by the third party by which that third party agrees to adhere to this Agreement and accepts all its provisions.

CLAUSE 10 – PAYMENTS

All payments or repayments to be made by the S.N.C. to the Partners pursuant to this Agreement shall be made by deposit to the account designated by the Agent.

The Agent shall be responsible for allocating between the Partners the amounts so deposited.

CLAUSE 11 – UNDERTAKING

The S.N.C. undertakes to the Partners that, until all of the Advances made by the Partners pursuant to this Agreement have been fully repaid, and all the other obligations arising for the S.N.C. from this Agreement have been satisfied, it will observe and perform the provisions of the Covenants.

CLAUSE 12 – AGENT

12.1                       Each Partner hereby designates CALYON as Agent and, to this effect, gives CALYON all powers to effect in its name and in its place all that which is expressly delegated to it pursuant to the terms of this Agreement as well as that which is reasonably the result thereof.

The Agent, its directors, managing officers or agents shall not be liable for any act or omission within the context of this Agreement, except in the event of gross negligence or wilful misconduct.  In the same manner, the Agent will not take any initiative, other than to accomplish the tasks which are expressly consigned to it under this Agreement, but will act in accordance with the instructions given to it from the Partners acting unanimously, excluding Euro Disneyland Participations S.A., and cannot, in particular, settle any dispute or initiate any proceedings without the express authorisation of the Partners.

12.2                       The Agents may consider each Partner as the holder of all rights relating to that Partner’s participation in the Advances pursuant to this Agreement until it has received notice of a transfer.

12.3                       The Agent shall not be liable to the S.N.C or to the Partners with respect to the validity or the binding nature of this Agreement.  Furthermore, the Agent shall not be liable (i) to the S.N.C. for any failure on the part of the Partners to perform their obligations under this Agreement and (ii) to the Partners for any failure on the part of the S.N.C. to perform its obligations under this Agreement.

12.4                       The Agent in its capacity as Partner shall have the same rights and obligations pursuant to this Agreement as the other Partners.

12.5                       The Agent may resign from its functions at any time on the condition that it gives the Partners ninety days’ prior notice of such resignation.

The Partners may terminate the functions of the Agent by a vote representing 85% of the shares of the S.N.C., excluding shares held by the Agent, on the condition of the same prior notice of ninety days.

Such resignation or termination cannot take effect before a new Agent has been appointed and such new Agent has accepted its functions.

12.6                       The S.N.C. agrees to remunerate the Agent for its functions as Agent in an amount to be agreed upon in a separate letter.

CLAUSE 13 – NOTICES - COMMUNICATION

All notices, requests or communications which can or must be made by the Partners to the S.N.C. or by the S.N.C. to the Partners pursuant to this Agreement shall be made in writing and delivered to the Agent as intermediary.

The notices, requests and communications to be made pursuant to this Agreement shall be delivered to the respective addresses of the S.N.C. and the Agent appearing at the beginning of this Agreement.

CLAUSE 14 – EFFECTIVE GLOBAL INTEREST RATE

For the purpose of satisfying the provisions of the French Code de la consommation, it is hereby agreed that the effective global interest rate applicable to an Advance shall be three percent (3%) per annum.

CLAUSE 15 – APPLICABLE LAW – JURISDICTION

This Agreement is governed by French law.

Any dispute arising under this Agreement shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris.

Amended and restated in Paris

on the Restatement Date

SCHEDULE 1

Partners

BANK	AMOUNT (EUR)
AXA BANQUE	3 048 980.34
137 rue Victor Hugo
92687 Levallois Cedex
Tel : 33 1 55 62 83 70
Fax : 33 1 55 62 81 22
Attention: Robert SENEMAUD
ABN AMRO BANK	7 622 450.86
3 Avenue Hoche
75008 Paris
Tel : 33 1 56 21 99 56
Fax : 33 1 56 87 75 40
Attention: Dominique Laurier / Claudie Chevreul
BANQUE HERVET	7 622 450.86
184 avenue Frédéric et Irène Joliot-Curie
TSA 50003 - 92729 Nanterre Cedex
Tel : 33 1 57 66 52 54
Fax : 33 1 57 66 54 16
Attention: Jean MESSINESI
BNP PARIBAS	25 916 332.93
37, Place du Marché St Honoré
75001 Paris
Tel : 33 1 43 16 91 92 / 33 1 43 16 91 96
Fax : 33 1 43 16 90 47
Attention: Martine Aubert / Olivier Jean
BRED	6 097 960.69
18 quai de la Rapée
75012 Paris
Tel : 33 1 40 04 75 58 / 33 1 40 04 74 06
Fax : 33 1 40 04 71 37
Attention: Frédérique Berthod / Daniel Roux
CALYON	5 793 062.65
9 Quai du Président Paul Doumer
92920 Paris La Défense Cedex
Tel : 33 1 41 89
Fax : 33 1 41 89 18 92
Attention: Jean-Hervé CARIOU
CASDEN BANQUES POPULAIRES	3 048 980,34
91 Cours des Roches
77186 Noisiel
Tel : 33 1 64 80 32 74
Fax : 33 1 64 62 22 88
Attention: Patrick Sebert
CIE FINANCIERE DE ROTHSCHILD	7 622 450.86
47, rue du Faubourg St Honoré
75008 Paris
Tel : 33 1 40 17 25 25
Fax : 33 1 40 17 31 10
Attention: Eric Popard

BANK	AMOUNT (EUR)
CRCA BRIE	5 183 266.59
24 Avenue du Maréchal Foch
BP 205
77101 Meax Cedex
Tel : 33 1 65 25 94 68 / 33 1 60 25 94 02
Fax : 33 1 60 25 96 68
Attention: Agnès Coulombe / Monique Milville
CRCA ILE DE FRANCE	2 134 286.25
26, quai de la Rapée
75012 Paris
Tel : 33 1 44 73 31 62 / 33 1 44 73 26 37
Fax : 33 1 44 73 15 02 / 33 1 44 73 15 86
Attention: Ghislaine Soleilhet / Olivier Rabaux
CREDIT AGRICOLE SA	48 478 787.48
C/O CALYON
9 Quai du Président Paul Doumer
92920 Paris La Défense Cedex
Tel : 33 1 41 89 00 00
Fax : 33 1 41 89 18 92
Attention: Jean-Hervé CARIOU / Patrick Savignac
CREDIT FONCIER DE FRANCE	15 244 901.72
Direction des Engagements
4 quai de Bercy
94224 Charenton Cedex
Tel : 33 1 57 44 99 94 / 33 1 57 44 89 92
Fax : 33 1 57 44 79 44
Attention: Phlippe Lestang / Maurice Boukobza
DEXIA CREDIT LOCAL	15 244 901.72
76 rue de la Victoire
75320 Paris Cedex 09
Tel : 33 1 43 92 73 23
Fax : 33 1 43 92 74 00
Attention: Nathalie DERUE
EURO DISNEYLAND PARTICIPATIONS S.A.S	51 832 665.86
Immeubles Administartifs
Route Nationale 34
77000 Chessy
Tel : 33 1 64 74 59 45
Fax : 33 1 64 74 56 36
Attention: Dominique Le Bourhis
FORTIS BANQUE FRANCE	3 963 674.45
29-30 quai de Dion Bouton
92800 Puteaux
Tel : 33 1 55 67 88 20 / 33 1 55 67 79 20
Fax : 33 1 55 67 81 72
Attention: Henri de Rochebrune / Angeline Fusil
NATEXIS BANQUES POPULAIRES	27 440 823.11
45/51 rue St Dominique
75007 Paris
Tel : 33 1 58 19 28 42 / 33 1 58 32 30 00
Fax : 33 1 58 19 29 96
Attention: Régine Allombert-Blanc / Eric Piette

BANK	AMOUNT (EUR)
KODAK PATHE	30 489 803.45
26, rue Villiot
75594 Paris Cedex 12
Tel : 33 1 40 01 34 99
Fax : 33 1 40 01 36 44
Attention: Philippe Gillet
SOCIETE DU LOUVRE	30 489 803.45
10 Avenue de Friedland
75008 Paris
Tel : 33 1 45 64 50 00
Fax : 33 1 42 89 13 10
Attention: Laurent Aymard
SOFINCO	4 573 470.52
rue du Bois Sauvage
91038 Evry Cedex
Tel : 33 1 60 76 35 82 / 33 1 60 76 36 36
Fax : 33 1 60 76 39 02
Attention: Christian Leprince
STE NANCEENNE VARIN BERNIER	3 048 980.34
4, Place André Maginot
54074 Nancy Cedex
Tel : 33 3 83 34 51 16
Fax : 33 3 83 34 53 25
TOTAL	304 898 034.47

SCHEDULE 3

Legal Opinions

[The following exhibits only exist in French and, absent an English translation, have been summarized as follows:

(1)            the legal opinion of Freshfields Bruckhaus Deringer dated December 1, 2004 addressed to BNP Paribas in its capacity as agent for the Phase IA Banks and to CALYON in its capacity as agent for the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders concerning the due authorization and valid existence of certain entities executing various agreements related to the financial restructuring of the Company; and

(2)            the legal opinion of Freshfields Bruckhaus Deringer dated December 1, 2004 addressed to BNP Paribas and CALYON as agents to certain lenders concerning the due authorization and valid existence of certain entities signing certain agreements related to the contribution of nearly all of the assets and liabilities of the Company to Euro Disney Associés S.C.A.]

December 1, 2004

BNP Paribas

E.C.E.P.

Project Finance

37, place du Marché St-Honoré

75001 Paris

as Agent under the

Contrat d’Ouverture de Crédit Multidevises

dated September 5, 1989, as amended

among Euro Disney SCA, Euro Disneyland SNC

and various lenders represented by BNP Paribas

Calyon

9, quai Paul Doumer

92920 Paris La Défense Cedex

as Agent under the

Contrat d’Avances d’Associés

dated April 26, 1989, as amended

among Euro Disneyland SNC

and various lenders represented by Calyon;

Contrat d’Ouverture de Crédit

dated March 25, 1991, as amended

among EDL Hôtels SCA, certain SNCs

and various lenders represented by Calyon; and

Contrat d’Avances

dated March 25, 1991, as amended

among certain SNCs, EDL Hôtels SCA as guarantor

and various lenders represented by Calyon.

Ladies and Gentlemen:

We have acted as special French counsel to The Walt Disney Company (“TWDC”), Euro Disney Investments, Inc. (“EDI”), EDL SNC Corporation (“EDS”), Euro Disney Investments SAS (“EDI SAS”), EDL Corporation SAS (“EDS SAS”) and Euro Disney Associés SNC (“EDA”) in connection with (i) the 2004 Standby Revolving Credit Agreement dated September 30, 2004 (the “Standby Credit Agreement”) between TWDC and Euro Disney SCA; (ii) two share capital increases of EDA, each in an amount of €192,025,892.32 (including share issue premium), subscribed for by EDI and EDS, respectively, by way of set-off against certain receivables; (iii) a share capital reduction of EDA in an amount of €235,541,130.69; (iv) the contribution (apport) by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA; and (v) the transformation of EDA into a French société en commandite par actions (collectively, the “Transactions”).

This opinion is delivered to you pursuant to Section 6(A)(2)(aa) of the Convention de Modifications et de Réitération – Crédit Phase IA dated December 1, 2004 among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas as Agent; Section 3(A)(2)(c) of the Convention de Modifications et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon as Agent; Section 5(A)(2)(c) of the Convention de Modifications et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and Section 5(A)(2)(c) of the Convention de Modifications et de Réitération– Avances Phase IB dated December 1, 2004 among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.

In arriving at the opinions expressed below, we have reviewed and relied upon the following documents (the “Documents”):

(a)                                  a certified copy of the minutes of the decision of September 29, 2004 of the partners of EDA, appointing Mr. Philippe Coen, as Gérant of EDA;

(b)                                 a certified copy of the statuts (by-laws) of EDA, up-to-date as of September 30, 2004 (after the decisions of September 30, 2004 of the partners of EDA in respect of, among other things, two share capital increases and a share capital reduction of EDA and the approval of EDI SAS and EDS SAS as new partners of EDA);

(c)                                  a certified copy of the statuts (by-laws) of EDA, up-to-date as of September 30, 2004 (after the decisions of September 30, 2004 of the sole shareholder of each of EDI SAS and EDS SAS in respect of, among other things, the contribution by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA; and before the transformation of EDA into a société en commandite par actions);

(d)                                 a certified copy of the statuts (by-laws) of EDI SAS, EDS SAS and EDA, up-to-date as of November 30, 2004;

(e)                                  an extrait K-bis dated November 26, 2004 from the Registre du commerce et des sociétés of Meaux with respect to each of EDI SAS, EDS SAS and Euro Disney Associés SCA;

(f)                                    a certified copy of the statements of account issued by EDA’s Gérant, with respect to each of EDI’s and EDS’s receivables against EDA, in the amount of €192,025,892.32 each;

(g)                                 a certified copy of the reports issued by PricewaterhouseCoopers Audit dated September 30, 2004 certifying the accuracy of the statements of account issued by EDA’s Gérant, with respect to each of EDI’s and EDS’s receivables against EDA, in the amount of €192,025,892.32 each;

(h)                                 a certified copy of the minutes of the decisions of September 30, 2004 of the partners of EDA in respect of, among other things, the two share capital increases of EDA, in an aggregate amount of €384,051,784.64 (including share issue premium) subscribed for by EDI and EDS; the share capital reduction of EDA in an amount of €235,541,130.69; and the approval of EDI SAS and EDS SAS as new partners of EDA;

(i)                                     a certified copy of the Contribution Agreement (contrat d’apport) between EDI and EDI SAS, dated September 30, 2004;

(j)                                     a certified copy of the report by Dominique Ledouble and Jean-Pierre Colle, acting as contribution appraisers (commissaires aux apports), dated September 22, 2004, relating to the contribution by EDI to EDI SAS of its shares (parts sociales) in EDA, and the related certificate of filing of such report dated September 22, 2004 from the Registre du commerce et des sociétés of Meaux;

(k)                                  a certified copy of the minutes of the decisions of September 30, 2004 of the sole shareholder of EDI SAS, in respect of, among other things, the contribution by EDI to EDI SAS of its shares (parts sociales) in EDA and the related share capital increase of EDI SAS;

(l)                                     a certified copy of the certificate issued by EDA’s Gérant dated September 30, 2004 certifying delivery by EDI SAS of the Contribution Agreement at the registered office of EDA;

(m)                               a certified copy of the Contribution Agreement (contrat d’apport) between EDS and EDS SAS, dated September 30, 2004;

(n)                                 a certified copy of the report by Dominique Ledouble and Jean-Pierre Colle, acting as contribution appraisers (commissaires aux apports), dated September 22, 2004, relating to the contribution by EDS to EDS SAS of its shares (parts sociales) in EDA, and the related certificate of filing of such report dated September 22, 2004 from the Registre du commerce et des sociétés of Meaux;

(o)                                 a certified copy of the minutes of the decisions of September 30, 2004 of the sole shareholder of EDS SAS, in respect of, among other things, the contribution by EDS to EDS SAS of its shares (parts sociales) in EDA and the related share capital increase of EDS SAS;

(p)                                 a certified copy of the certificate issued by EDA’s Gérant dated September 30, 2004 certifying the delivery by EDS SAS of the Contribution Agreement at the registered office of EDA;

(q)                                 a certified copy of the minutes of the partners’ meeting of September 30, 2004 of EDA in respect of, among other things, the transformation of EDA into a French société en commandite par actions; and

(r)                                    a certified copy of the Standby Credit Agreement.

The opinions below are given solely on the basis of the laws of the French Republic as currently in effect and we have made no investigation of any other laws which may be relevant to the Documents, any transaction contemplated therein (including the Transactions) and/or the opinions below.  In addition, the opinions below do not and shall not purport to address any tax aspect or treatment of the Documents or any transactions contemplated therein (including the Transactions) or the tax position of any of the parties to the Documents.

In rendering the opinions expressed below, we have assumed and not independently verified:

(1)                                  the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

(2)                                  that each of the parties to each of the Documents (other than EDI SAS and EDS SAS) is and was at the time of the Transactions duly incorporated and validly existing and has and had at the time of the Transactions the corporate power and authority to enter into the Documents to which it is a party;

(3)                                  that the execution, delivery and performance of each of the Documents by each of the parties thereto (other than EDI SAS and EDS SAS) were duly and validly authorized by all necessary corporate action in accordance with any applicable laws;

(4)                                  that each of the Documents has been duly executed and delivered by all parties thereto (other than EDI SAS and EDS SAS); and

(5)                                  the accuracy and completeness at all relevant times of the statements of fact (including without limitation representations and warranties to the extent they relate to matters of fact) contained in the Documents.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.                                       On November 26, 2004, each of EDI SAS and EDS SAS was validly existing as a French société par actions simplifiée.

2.                                       On November 26, 2004, EDA was validly existing as a French société en commandite par actions.

3.                                       On September, 30, 2004 at 4:30 p.m. (Paris time), the two share capital increases of EDA each in an amount of €192,025,892.32 (including share issue premium), were duly authorized by all requisite actions of EDA’s corporate bodies and the corresponding 1,133,176,122 shares (parts sociales) of EDA issued to each of EDI and EDS were duly authorized and validly issued.

4.                                       On September, 30, 2004 at 4:30 p.m. (Paris time) and immediately following the two share capital increases referred to in paragraph 3 above, the share capital reduction of EDA in an amount of €235,541,130.69 was duly authorized by all requisite actions of EDA’s corporate bodies.

5.                                       On September 30, 2004 at 5 p.m. (Paris time), the contribution (apport) by EDI to EDI SAS of 366,659,494 shares (parts sociales) of EDA was duly authorized by all requisite actions of EDI SAS’s corporate bodies and the corresponding shares in EDI SAS were duly authorized and validly issued.

6.                                       On September 30, 2004 at 5:15 p.m. (Paris time), the contribution (apport) by EDS to EDS SAS of 366,659,494 shares (parts sociales) of EDA was duly authorized by all requisite actions of EDS SAS’s corporate bodies and the corresponding shares in EDS SAS were duly authorized and validly issued.

7.                                       On September 30, 2004 at 6 p.m. (Paris time), the transformation of EDA into a French société en commandite par actions was duly authorized by all requisite actions of EDA’s corporate bodies.

8.                                       The Standby Credit Agreement constitutes valid and binding obligations of TWDC, enforceable against it in accordance with its terms.

The opinions set forth above are subject to the following qualifications:

A.                                      In rendering our opinions in paragraphs 1. and 2. above, we have relied without independent investigation solely on each of the applicable the extrait K-bis referred to in paragraph (e) of the list of documents examined by us, and we express such opinion solely as of the date of such extrait K-bis.

B.                                        In rendering our opinions in paragraphs 3. and 4. above, we have relied without independent investigation solely on the documents referred to in paragraphs (a), (f), (g) and (h) of the list of documents examined by us;

C.                                        In rendering our opinions in paragraph 5. above, we have relied without independent investigation solely on the documents referred to in paragraphs (i), (j), (k) and (l) of the list of documents examined by us;

D.                                       In rendering our opinions in paragraph 6. above, we have relied without independent investigation solely on the documents referred to in paragraphs (m), (n), (o) and (p) of the list of documents examined by us;

E.                                         With respect to our opinions in paragraphs 5 and 6 above, we wish to call your attention to the fact that one legal commentator (Paul Le Cannu, Dictionnaire Joly Sociétés, SAS – Société par Actions Simplifiée, No. 142, 2003) has taken the position that it is not possible in an société par actions simplifiée with a single shareholder for the sole shareholder to vote on a contribution in kind made by such shareholder to the société par actions simplifiée.  Mr. Le Cannu’s analysis is based on Article L.225-10 of the French Code de commerce governing sociétés anonymes, which provides that a shareholder making a contribution in kind to a société anonyme may not vote at a shareholders meeting on the proposed approval of such contribution, and on Article L.227-1 of the French Code de commerce according to which provisions applicable to sociétés anonymes are applicable to sociétés par actions simplifiées to the extent they are compatible with specific rules governing sociétés par actions simplifiées.  However, we disagree with Mr. Le Cannu’s analysis.  As rules on sociétés par actions simplifiées specifically provide that such companies (unlike sociétés anonymes) may have only one shareholder, our analysis is that Article L.225-10 of the French Code de commerce is not applicable to sociétés par actions simpifiées with a single shareholder, as otherwise such shareholder would be prohibited from making any contribution in kind to the company, a result so extraordinary that in our opinion it could result only from a specific legal provision to that effect.  We note that Mr. Le Cannu concurred with our conclusion in a prior publication (Paul Le Cannu, Encyclopédie Dalloz, Répertoire de droit des sociétés, Sociétés par actions simplifiées, No. 238, 2000);

F.                                         In rendering our opinions in paragraph 7 above, we hare relied without independent investigation solely on the document referred to in paragraph (q) of the list of documents examined by us;

G.                                        We do not express any opinion as to whether the second sentence of Section 2.3.1 of the Standby Credit Agreement is valid, binding or enforceable under French law;

H.                                       Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of TWDC, (a) we have assumed that TWDC and any other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinions are subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally;

I.                                            We express no opinion as to the availability of the remedy of specific performance or any remedies other than those culminating in a judgment for the payment of money as contemplated by Section 1142 of the French Code civil;

J.                                           In respect of payment obligations, French courts have the power, in light of the debtor’s position and the creditor’s needs, to defer or otherwise reschedule payment dates pursuant to Section 1244-1 of the French Code civil, which also permits French courts to decide that any amounts so deferred or rescheduled will bear interest at a rate lower than rate previously agreed among the parties and/or that payments will be first applied towards repayment of principal;

K.                                       A French court may require the Standby Credit Agreement to be translated into the French language by a sworn translator (traducteur assermenté) as a condition to its admissibility into evidence or before deeming it to be in proper form for enforcement; and

L.                                         Under the French Code général des impôts, a stamp tax of a nominal amount is due in respect of any written agreement or other instrument documenting an obligation to pay money, before use of such agreement or instrument can be made in the French Republic, whether in a public act, a declaration of any kind, or in dealing with any governmental authority, incuding the courts of the French Republic.

We are rendering this opinion in our capacity as Avocats au Barreau de Paris.  This opinion is addressed to BNP Paribas and Calyon solely for BNP Paribas’ and Calyon’s own use and that of the lenders that they respectively represent as Agent under the Contrat d’Ouverture de Crédit Multidevises dated September 5, 1989, as amended; the Contrat d’Avances d’Associés dated April 26, 1989, as amended; the Contrat d’Ouverture de Crédit dated March 25, 1991, as amended; and the Contrat d’Avances dated March 25, 1991, as amended, and for the purpose of the Convention de Modifications et de Réitération – Crédit Phase IA dated December 1, 2004, among Euro Disney SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas; the Convention de Modifications et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon; the Convention de Modifications et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and the Convention de Modifications et de Réitération – Avances Phase IB among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.  This opinion is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to for any other purpose and may not be relied upon by anyone else; provided, however, that a copy of this opinion may be shown to Caisse des Dépôts et Consignations.  We assume no obligation to advise you or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.  This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to any other matter.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:

Fabrice Baumgartner, a Partner

December 1, 2004

BNP Paribas

E.C.E.P.

Project Finance

37, place du Marché St-Honoré

75001 Paris

as Agent under the

Contrat d’Ouverture de Crédit Multidevises

dated September 5, 1989, as amended

among Euro Disney SCA, Euro Disneyland SNC

and various lenders represented by BNP Paribas

Calyon

9, quai Paul Doumer

92920 Paris La Défense Cedex

as Agent under the

Contrat d’Avances d’Associés

dated April 26, 2989, as amended

among Euro Disneyland SNC

and various lenders represented by Calyon;

Contrat d’Ouverture de Crédit

dated March 25, 1991, as amended

among EDL Hôtels SCA, certain SNCs

and various lenders represented by Calyon; and

Contrat d’Avances

dated March 25, 1991, as amended

among certain SNCs, EDL Hôtels SCA as guarantor

and various lenders represented by Calyon.

Ladies and Gentlemen:

We have acted as special U.S. counsel to The Walt Disney Company (“TWDC), Disney Enterprises, Inc. (“DEI”), Euro Disney Investments, Inc. (“EDI”) and EDL SNC Corporation (“EDS”) in connection with (i) the 2004 Standby Revolving Credit Agreement dated September 30, 2004 (the “Standby Credit Agreement”) between TWDC and Euro Disney SCA; (ii) certain undertaking letters (the “Undertaking Letters”) of TWDC copies of which are attached to this letter; (iii) an undertaking letter (the “DEI Undertaking Letter”) of DEI a copy of which is attached to this letter;  (iv) the subscription by way of set-off against certain receivables by EDI and EDS to two share capital increases of Euro Disney Associés SNC (“EDA”) in the amount of €192,025,892.32 (including share issue premium) each; and (v) the contribution (apport) by EDI and EDS to EDI SAS and EDS SAS, respectively, of their shares (parts sociales) in EDA.

This opinion is delivered to you pursuant to Section 6(A)(2)(aa) of the Convention de Modification et de Réitération – Crédit Phase IA dated December 1, 2004 among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC and various lenders represented by BNP Paribas as Agent; Section 3(A)(2)(c) of the Convention de Modification et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon as Agent; Section 5(A)(2)(c) of the Convention de Modification et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and Section 5(A)(2)(c) of the Convention de Modification et de Réitération – Avances Phase IB dated December 1, 2004 among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.

In arriving at the opinions expressed below, we have reviewed and relied upon the following documents:

(s)                                  copies of the by-laws of each of TWDC, DEI, EDI and EDS, certified by each of their respective corporate secretaries;

(t)                                    copies of the certificates of incorporation of each of TWDC, DEI, EDI and EDS, certified by the Secretary of State of the State of Delaware or by their respective corporate secretaries;

(u)                                 an executed copy of the Contribution Agreement (contrat d’apport, hereafter the “EDI Contribution Agreement”) between EDI and EDI SAS, dated September 30, 2004;

(v)                                 an executed copy of the Contribution Agreement (contrat d’apport, hereafter the “EDS Contribution Agreement”) between EDS and EDS SAS, dated September 30, 2004;

(w)                               an executed copy of the Standby Credit Agreement; and

(x)                                   executed copies of the Undertaking Letters and the DEI Undertaking Letter.

The Standby Credit Agreement, the Undertaking Letters, DEI Undertaking Letter, the EDI Contribution Agreement and the EDS Contribution Agreement are referred to collectively as the “Documents.”

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of TWDC, DEI, EDI and EDS and such other instruments and other certificates of public officials, officers and representatives of TWDC, DEI, EDI and EDS and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy as to factual matters of the representations and warranties of TWDC, DEI, EDI and EDS contained in the various agreements that we have reviewed).

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.               Each of TWDC, DEI, EDI and EDS is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.               Each of TWDC, DEI, EDI and EDS has the corporate power to enter into the Documents to which they are parties and to perform their obligations thereunder.

3.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, have been duly authorized by all necessary corporate action on the part of TWDC, DEI, EDI or EDS, as the case may be.

4.               The Standby Credit Agreement has been duly executed by TWDC.

5.               The Undertaking Letters have been duly executed and delivered by TWDC and are valid and binding obligations of TWDC, enforceable against TWDC in accordance with their respective terms.

6.               The DEI Undertaking Letter has been duly executed and delivered by DEI and is a valid and binding obligation of DEI, enforceable against DEI in accordance with its terms.

7.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, do not result in the violation or breach of any provision of their respective certificates of incorporation or by-laws or of any provision of the laws of the State of New York or the United States applicable to each of TWDC, DEI, EDI and EDS (except for the purposes of this paragraph we express no opinion as to any U.S. federal securities laws or any state securities laws or Blue Sky laws).

8.               The execution and delivery by each of TWDC, DEI, EDI and EDS of the Documents to which they are parties, and the performance by each of them of their respective obligations thereunder, do not require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York (except for the purposes of this paragraph we express no opinion as to any consent, approval, authorization, registration or qualification that may be required under U.S. federal securities laws or state securities laws or Blue Sky laws).

9.               A final, conclusive judgment for the payment of a sum of money of the Tribunal de Commerce de Paris that is enforceable in France against TWDC in respect of the Standby Credit Agreement will be enforced by any court of the State of New York, and any U.S. federal court sitting in the State of New York, without review of the merits, unless:

(i)                         the judgment was rendered under a system that does not provide impartial tribunals or procedures compatible with the requirements of due process of law;

(ii)                      the Tribunal de Commerce de Paris did not have jurisdiction over the subject matter;

(iii)                   the defendant did not receive notice of the relevant proceedings in sufficient time to enable it to defend;

(iv)                  the judgment was obtained by fraud;

(v)                     the cause of action on which the judgment is based is repugnant to the public policy of the State of New York;

(vi)                  the judgment conflicts with another final and conclusive judgment;

(vii)               the proceeding was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the Tribunal de Commerce de Paris; or

(viii)            in the case of jurisdiction based only on personal service, the Tribunal de Commerce de Paris was a seriously inconvenient forum for the trial of the action.

Insofar as the foregoing opinions relate to the valid existence and good standing of TWDC, DEI, EDI and EDS, they are based solely on a certificate of good standing received from the Secretary of State of the State of Delaware and on a telephonic confirmation from such Secretary of State.  Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of TWDC or DEI, (a) we have assumed that each other party to such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement enforceable against it (except that no such assumption is made as to TWDC or DEI regarding matters of the General Corporation Law of the State of Delaware or the law of the State of New York that in our experience are normally applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed in paragraphs 7 and 8, we express no opinion as to any violation of, or any consent, approval, authorization, registration or qualification required under, any law or regulations which may have become applicable to TWDC, DEI, EDI and EDS as a result of the involvement of other parties in the transactions referred to in the Documents to which each is a party because of their legal or regulatory status or because of any other facts specifically pertaining to them.  In addition, the opinions expressed in such paragraphs 7 and 8 relate only to those laws and regulations that, in our experience, are normally applicable to transactions of the type referred to in the Documents to which each is a party.

We note that (i) provisions in any agreement by which a party submits to the general jurisdiction of the courts of the State of New York, the U.S. federal courts sitting in the State of New York are subject to the applicable limitations on the competent jurisdiction of such courts; and (ii) we express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action between two parties neither of which is a citizen of any U.S. state for purposes of 28 U.S.C. Sec. 1332

We note that the designation under the Undertaking Letters and the DEI Undertaking Letter of the U.S. federal courts located in the State of New York as the venue for actions or proceedings with respect thereto or any proceeding to execute or otherwise enforce any judgment in respect of any breach thereof (notwithstanding the waiver therein) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the ground that such a federal court is an inconvenient forum for such an action or proceeding.

We note that effective enforcement of a foreign currency claim in the New York State courts or the U.S. federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of the claim) be converted into United States dollars at the rate of exchange prevailing on a specified date.

The foregoing opinions are limited to the law of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

This opinion is addressed to BNP Paribas and Calyon solely for BNP Paribas’ and Calyon’s own use and that of the lenders that they respectively represent as Agent under the Contrat d’Ouverture de Crédit Multidevises dated September 5, 1989, as amended; the Contrat d’Avances d’Associés dated April 26, 2989, as amended; the Contrat d’Ouverture de Crédit dated March 25, 1991, as amended; and the Contrat d’Avances dated March 25, 1991, as amended, and for the purpose of the Convention de Modification et de Réitération – Crédit Phase IA dated December 1, 2004, among Euro Disney SCA, Euro Disney Associés SCA, Euro Disneyland SNC, the Agent and various lenders represented by BNP Paribas; the Convention de Modification et de Réitération – Avances Phase IA dated December 1, 2004 among Euro Disneyland SNC and various lenders represented by Calyon; the Convention de Modification et de Réitération – Crédit Phase IB dated December 1, 2004 among EDL Hotels SCA, certain SNCs and various lenders represented by Calyon; and the Convention de Modification et de Réitération – Avances Phase IB among certain SNCs, EDL Hotels SCA as guarantor and various lenders represented by Calyon.  This opinion is not to be used, quoted, communicated, circulated or otherwise disseminated or referred to for any other purpose and may not be relied upon by anyone other than the Agent or such lenders; provided, however, that a copy of this opinion may be shown to Caisse des Dépôts et Consignations.  We assume no obligation to advise you or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:
Andrew Bernstein, a Partner